EXHIBIT 8.2
[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]
February 5, 2007
Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109
Ladies and Gentlemen:
     We have acted as special counsel to Agere Systems Inc., a Delaware corporation (“Agere”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of December 3, 2006 (the “Agreement”), by and among Agere, LSI Logic Corporation, a Delaware corporation (“LSI”), and Atlas Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LSI (“Merger Sub”), and (ii) the preparation and filing of the registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on February 5, 2007, which includes the joint proxy statement of LSI and Agere and the prospectus of LSI (the “Registration Statement”). At your request , we are rendering our opinion concerning certain United States federal income tax consequences of the Merger, for purposes of including this opinion as Exhibit 8.2 to the Registration Statement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.
     In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

Agere Systems Inc.
February 5, 2007

     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.
     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of LSI, Merger Sub, and Agere, including representations and covenants made to us by LSI, Merger Sub, and Agere in the officers’ certificates dated as of the date hereof and delivered to us for purposes of this opinion, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief.
     Our opinion is based on the Code, as amended, Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Our opinion is not binding on the Internal Revenue Service, and there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Subject to the assumptions, limitations and qualifications set forth herein, in our opinion: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) Agere stockholders will not recognize any gain or loss upon the receipt of LSI common stock in exchange solely for Agere common stock in connection with the Merger, except for cash received in lieu of a fractional share of LSI common stock; (iii) the aggregate tax basis of the LSI common stock received by an Agere stockholder in connection with the Merger, including any fractional share of LSI common stock treated as having been so received, as described below, will be equal to the aggregate tax basis of the Agere common stock surrendered in exchange for LSI common stock; (iv) the holding period of the LSI common stock received by a Agere stockholder in connection with the Merger will include the holding period of the Agere common stock surrendered in exchange therefor; (v) cash payments received by an Agere stockholder in lieu of a fractional share of LSI common stock will be treated as if such fractional share had been issued to such stockholder in connection with the Merger and then redeemed by LSI; and (vi) Agere stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

Agere Systems Inc.
February 5, 2007

     The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Without limiting the generality of the previous sentence, this opinion does not address the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the federal income tax laws, including, but not limited to, dealers in securities or foreign currencies, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, tax-exempt organizations, non-United States persons or entities, financial institutions or insurance companies, stockholders who acquired Agere common stock in connection with stock option or stock purchase plans or in other compensatory transactions, or stockholders who hold Agere common stock as part of an integrated investment, including a “straddle,” comprised of shares of Agere common stock and one or more other positions. In addition, this opinion does not address the tax consequences of the merger under foreign, state or local tax law. This opinion assumes that Agere stockholders hold their shares of Agere common stock as capital assets within the meaning of Section 1221 of the Code.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
     Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to United States federal, state, local, foreign, or other tax consequences. This opinion is delivered to you in connection with the Merger and the Registration Statement. It may not be used or quoted for any purpose other than as set forth above without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement with respect to the discussion of the material federal income tax consequences of the merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP